UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2011

Resource America, Inc.
(Exact name of registrant as specified in its chapter)

Delaware	0-4408	72-0654145
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Crescent Drive, Suite 203
Navy Yard Corporate Center
Philadelphia, PA		19112
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 215-546-5005

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On December 29, 2011, Resource America, Inc. (“RAI”) entered into a sale and purchase agreement and related agreements (collectively, the “SPA”) with CVC Capital Partners SICAV-FIS, S.A. (“CVC”), pursuant to which RAI will sell 100% of the common equity interests of Apidos Capital Management, LLC (“Apidos”), its collateralized loan obligation (“CLO”) management subsidiary, to CVC in exchange for (i) $25 million in cash, (ii) a 33% limited partner interest in CVC Credit Partners, L.P, a newly-formed Cayman Islands limited partnership to be jointly owned by RAI and CVC (the “Partnership”), and (iii) a 33% interest in the Partnership’s general partner, a Jersey corporation (the “General Partner”).  Prior thereto, CVC will have contributed to the Partnership its credit management subsidiary, CVC Cordatus Group Limited (“Cordatus”). RAI will retain a preferred equity interest in Apidos which will entitle it to receive distributions from the Partnership equal to 75% of the incentive management fees from the legacy Apidos portfolios.

The Partnership will be managed by the board of directors of the General Partner, which will initially have five members, two of which will be appointed by CVC and one of which will be appointed by RAI, so long as each of CVC and RAI hold at least 10% of the Partnership’s interests; the remaining two directors will be independent directors, residents of Jersey, appointed by the board.  Jonathan Z. Cohen, RAI’s chief executive officer and president, will serve as chairman of the board for an initial term until December 31, 2013 so long as RAI holds at least 10% of the Partnership’s interests.  In addition, so long as RAI holds at least 25% of the Partnership’s interests, its consent will be required for all non-routine Partnership actions, including dispositions and acquisitions in excess of specified thresholds, declarations of distributions, appointment and termination of senior employees, establishment of new investment funds and financings in excess of specified thresholds.

Consummation of the transactions contemplated by the SPA is subject to UK Financial Services Authority and Jersey Financial Services Commission approvals and receipt of certain third party consents and rating agency confirmations that the transaction will not lead to a downgrade of some of the Apidos CLO obligations.  If the regulatory approvals are not obtained by May 31, 2012, the SPA will automatically terminate.  If, by May 31, 2012, the regulatory approvals, but not all of the third party consents and confirmations, have been received, the purchase price for Apidos will be reduced in accordance with the SPA, provided that the SPA will automatically terminate if the purchase price reduction would exceed $2.5 million.  Any such reduction in the purchase price will be paid half in cash and half by reduction of RAI’s interest in the Partnership and the General Partner. The representations and warranties provided by each party in the SPA are as is customary in an asset sale and purchase transaction, with RAI providing warranties with respect to Apidos and CVC providing warranties with respect to Cordatus.  RAI’s liability for warranty claims is capped at $50,000,000 (or $5,000,000 in the case of warranties designated non-fundamental); CVC’s liability for warranty claims is capped at $30,000,000 (or $5,000,000 in the case of warranties designated non-fundamental).

Each party has agreed that, for a period of three years following the date of the SPA and for so long as CVC holds at least a 50% interest in the General Partner and RAI holds at least a 15% interest in the General Partner, neither it nor its subsidiaries will issue, arrange, sponsor, manage or sub-manage a CLO or other investment vehicle investing predominantly in non-investment grade corporate credit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Resource America, Inc.

Dated: January 5, 2012	By:	/s/ Thomas C. Elliott
Name: Thomas C. Elliott
Title: Senior Vice President and Chief Financial Officer